FIRST AMENDMENT

TO THE CUSTODY AGREEMENT

TIDS FIRST AMENDMENT effective as of the last date on the signature block, to the Custody Agreement (the “Agreement”) dated as of November 26, 2018, as amended, is entered into by and between PRAXIS MUTUAL FUNDS, a Delaware statut01y trust (the “Trust”), and U.S. BANK NATIONAL ASSOCIATION, a national banking association organized and existing under the laws of the United States of America with its principal place of business at Minneapolis, Minnesota (the “Custodian”).

RECITALS

WHEREAS, the parties have entered into the Agreement;

WHEREAS, the parties desire to amend the Agreement to update Exhibit C, as amended to amend the fee schedule; and

WHEREAS, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties and authorized or approved by the Board of Trustees of the Trust.

NOW, THEREFORE, the parties agree as follows:

1.	Effective May 1, 2022, Exhibit C of the Agreement is hereby superseded and replaced in its entirety with Exhibit C attached hereto and will continue in effect until December 31, 2024.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year last written below.

PRAXIS MUTUAL FUNDS		U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Chad M. Horning	By:	/s/ Gregory Farley
Name:	Chad M. Horning	By:	Gregory Farley
Title:	President	Title:	Senior Vice President
Date:	July 11, 2022	Date:	July 11, 2022

Exhibit C of the Custody Agreement

Custody Services Fee Schedule

■ [Intentionally Omitted]

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